EXHIBIT 99.1

News Release

Ashland Inc. reports preliminary financial results for second quarter of fiscal 2016
•	Earnings from continuing operations equal $1.38 per diluted share
•	Adjusted earnings from continuing operations total $1.83 per diluted share
•	Adjusted EBITDA totals $274 million and adjusted EBITDA margin is 22.0 percent

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH), a global leader in differentiated specialty chemicals and, through Valvoline, a premium consumer-branded lubricant supplier, today announced preliminary(1) financial results for the fiscal second quarter ended March 31, 2016.

Quarterly Highlights

(in millions except per-share amounts)	Quarter Ended March 31
	2016	2015
Operating income	$147	$193
Key items*	46	25
Adjusted operating income*	$193	$218

Adjusted EBITDA*	$274	$301

Diluted earnings per share (EPS)
From net income	$1.38	$3.26

From continuing operations	$1.38	$1.39
Key items*	0.45	0.64
Adjusted EPS from continuing operations*	$1.83	$2.03

Cash flows provided by operating activities from continuing operations	$184	$47
Free cash flow*	134	4

* See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations.

Ashland reported income from continuing operations of $87 million, or $1.38 per diluted share, on sales of more than $1.2 billion. These results included three key items that together reduced income from continuing operations by approximately $28 million, net of tax, or $0.45 per diluted share. For the year-ago quarter, Ashland reported income from continuing operations of $95 million, or $1.39 per diluted share, on sales of more than $1.3 billion. There were five key items in the year-ago quarter that, on a combined basis, reduced income from continuing operations by $43 million after tax, or $0.64 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items.) For the remainder of this news release, financial results have been adjusted to exclude the effect of key items in both the current and prior-year quarters.

On an adjusted basis, Ashland’s income from continuing operations in the second quarter of fiscal 2016 was $115 million, or $1.83 per diluted share, versus $138 million, or $2.03 per diluted share, for the year-ago quarter.

During the second quarter:
•
Each of our business units reported results that either met or exceeded the outlook provided at the beginning of the quarter. The chemicals group reported continued growth, and notable business wins from new technology applications, in several core end markets. In addition, Valvoline reported a record March quarter, with strong volume and earnings growth.

•
As expected, headwinds from currency, weak energy markets and exited product lines began to recede. The year-over-year effect on sales fell from $155 million in the first quarter of fiscal 2016 to approximately $60 million in the second quarter. Ashland continues to expect these headwinds to recede further in the third quarter as the company largely laps the impact.

•	Ashland generated adjusted EBITDA of $274 million. Adjusted EBITDA margin remained strong at 22.0 percent, with both Ashland Specialty Ingredients (ASI) and Valvoline delivering 24.0 percent margins.

“Our teams continued executing at a high level in the second quarter as we prepare to separate into two great companies,” said William A. Wulfsohn, Ashland chairman and chief executive officer.

“Our first priority this year has been to drive the operational and strategic gains needed to meet our financial expectations. To that end, within Ashland’s chemicals group we continue to focus on growing the higher-margin, differentiated product lines where we add value for our customers. Sales pipeline initiatives led to several new business wins during the quarter. Within ASI, the team has worked hard to offset headwinds through these initiatives and productivity improvements. We continue to gain share in our key technology platforms and core growth end markets, including pharmaceutical, hair care and coatings. Within Ashland Performance Materials (APM), composites reported solid year-over-year margin growth as a result of pricing discipline amid falling raw-material costs and its continued focus on product innovation and application development,” he said.

Wulfsohn continued: “At the same time, Valvoline turned in another outstanding performance. The team notched its tenth consecutive quarter of year-over-year EBITDA growth driven by higher volumes, improved channel and product mix, robust same-store sales growth at Valvoline Instant Oil ChangeSM (VIOC), and continued margin management.”

He said the second core priority has been effectively converting earnings to cash. In the second quarter, Ashland generated $134 million of free cash flow.

Ashland’s third priority has been the effective allocation of capital through targeted investments in higher-margin core product line growth and in return of cash to shareholders. During the quarter, Ashland completed its previously announced $500 million accelerated share repurchase (ASR) agreement. The company repurchased a total of approximately 5 million shares at an average volume-weighted price of approximately $99 per share. In addition, the company completed the previously announced acquisition of Oil Can Henry’s, which expanded VIOC’s store base by nearly 10 percent and marked the brand’s entry into several Pacific Northwest markets.

The company’s fourth priority is to complete the previously announced separation into two independent, publicly traded companies. As outlined in Ashland’s recent announcement about a planned initial public offering (IPO) of Valvoline stock, and summarized later in this news release, Ashland continues to make good progress toward the separation.

Reportable Segment Performance
To aid understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release.

ASI reported continued volume and share gains in core growth end markets such as pharmaceutical, hair care and coatings, where its differentiated products and technical expertise deliver value to customers. In addition, good cost control and strong price discipline contributed to earnings results that were at the upper end of the outlook provided at the beginning of the second quarter. ASI’s sales totaled $529 million, down 9 percent, with the aforementioned headwinds accounting for more than half of that decline. However, on a sequential basis sales grew 11 percent, reflecting normal seasonality patterns and receding headwinds. Adjusted EBITDA totaled $127 million and adjusted EBITDA margin remained strong at 24.0 percent.

Within Consumer Specialties, sales declined 6 percent, or a currency-adjusted 4 percent, versus the prior year. ASI continued to see good penetration of its value-added products sold into the pharmaceutical market, with currency-adjusted sales flat against a strong comparison in the year-ago quarter. Within personal care, sales declined a currency-adjusted 9 percent. This decline was due to some consumer trading down to lower-cost materials and customer destocking, particularly within oral and skin care, in emerging regions. However, customer demand in these regions began to improve as the quarter progressed. Hair care reported another solid quarter.

Within Industrial Specialties, sales declined 13 percent, or a currency-adjusted 12 percent. The previously mentioned headwinds accounted for the majority of the decline. The commercial team saw steadily improving end-market demand in the developed regions as the quarter progressed, offset by continued weakness in emerging regions. Energy sales declined 57 percent versus the prior year, but volumes appear to have stabilized. As previously outlined, ASI expects to begin lapping the energy headwind in the June quarter. Within the core architectural coatings end market, ASI captured new business from several large customers in North America and Asia driven by new technologies and applications. As expected, adhesives returned to growth in the quarter.

Looking ahead to the third quarter of fiscal 2016, which is typically ASI’s strongest seasonal period, the company expects sales to increase sequentially reflecting these seasonal patterns, receding headwinds and sales pipeline gains. Third-quarter sales are expected to be in the range of $555-$575 million and EBITDA to be slightly above a year ago.

APM reported solid results in the second quarter. While composites volumes were generally soft, overall margins were better than expected, reflecting pricing discipline amid favorable raw-material costs. Composites volumes in Europe continued to rise as customers increasingly adopt Ashland’s value-added products for residential construction markets. Volume strength in Europe was offset by slowing industrial growth in other regions, notably China and Brazil. Sales to North American energy markets also continued to be weak. Lower pricing, driven by reduced raw-material costs, led to a 14 percent decline in overall composites sales during the quarter. Within Intermediates and Solvents (I&S), overall results were generally consistent with the company’s expectations, as butanediol (BDO) volumes and pricing were headwinds to sales and earnings. When compared to the prior-year period, I&S sales declined 19 percent.   These factors led to a 25 percent year-over-year decrease in APM’s EBITDA, to $33 million. Sales totaled $239 million, down 16 percent from prior year.

For the third quarter of fiscal 2016, APM expects sales to be in the range of $235-$250 million and EBITDA margin to be in the range of 12-13 percent.

Valvoline reported continued strong results, with volume growing 8 percent and EBITDA also rising 8 percent, to $115 million. EBITDA margin was 24.0 percent, a 200-basis-point increase over the prior year, as Valvoline continued to execute its strategy of investing in higher-return opportunities within its core lubricants product lines. Total sales were flat at $479 million, as strong lubricant volumes and product mix were offset by pass-through pricing from lower raw-material costs and currency headwinds. Volume to customers serving the Do-it-Yourself (DIY) market grew by 8 percent, driven by strong seasonal promotions and expanded distribution arrangements with national retail accounts at Walmart and Menards. At VIOC, same-store sales rose nearly 10 percent at company-owned sites. At the end of the second quarter, VIOC had a total of 1,052 company-owned and franchised stores within its network, a gain of 120 stores versus a year ago after including the 89 Oil Can Henry’s stores. Within Valvoline’s international channel, volume grew 10 percent, driven by good execution of channel-building efforts. Valvoline’s overall mix continued to improve, with U.S. premium-branded lubricant sales volume increasing to 44.6 percent, a 390-basis-point improvement from the year-ago quarter.

For the third quarter, Valvoline expects continued strong performances across the business. Sales are expected to be approximately $500-$510 million in what is typically Valvoline’s seasonally strongest quarter. EBITDA margin is expected to be in the range of 23-24 percent.

When adjusted for key items, Ashland’s effective tax rate for the March 2016 quarter was 22 percent. For the full 2016 fiscal year, the company continues to expect its adjusted effective tax rate to be at the upper end of the range of 24-26 percent.

Separation into Two Independent, Publicly Traded Companies
Earlier this month, Ashland provided an update on the previously announced plan to separate Ashland into two independent, publicly traded companies: the new Ashland, composed of Ashland Specialty Ingredients and Ashland Performance Materials, and Valvoline, composed of Ashland's Valvoline business segment.

As previously announced, the separation process and timeline remain on track; the preparatory work for the separation, including the carve-out audit and the creation of standalone operating entities, is proceeding on the expected timetable. Subject to sufficiently attractive market conditions, Ashland plans to pursue an IPO of up to 20 percent of the common stock of Valvoline as a first step in the separation. The company expects to complete the proposed offering during the fourth quarter of calendar year 2016. Any such offering will be made only by a prospectus filed with the Securities and Exchange Commission, and this news release shall not constitute an offering of Valvoline common stock. Ashland currently expects that it would distribute the remaining common stock of Valvoline to Ashland's shareholders upon expiration of the IPO lock-up (typically six months after completion of the proposed offering).

As noted earlier in this release, Ashland completed the previously announced $500 million ASR agreement in the second quarter. At this time the company has no current plans to pursue any additional share repurchases under the existing $1 billion share repurchase authorization expiring in December 2017.

Looking Ahead
“Our outlook for the second half of Ashland’s fiscal year remains unchanged. We expect our earnings trajectory to improve as we begin to lap some of the headwinds we have been facing and the underlying strength of our business becomes more evident. We remain focused on expanding our positions in core growth end markets by leveraging Ashland’s strong technology development and applications expertise. As a result, we expect ASI to improve its earnings momentum. While we remain cautious about customer destocking and evidence of trading down in emerging markets, we are encouraged by the relative strength we are seeing in the developed regions and the improving trends demonstrated throughout the course of the second quarter. We believe Valvoline is well positioned to sustain its operational and financial momentum as it builds on the success of Oil Can Henry’s, leverages the Valvoline brand to capture new market share across multiple channels and expands its global presence,” Wulfsohn said.

“This is an exciting time for the Ashland team as we prepare to separate into two great companies,” he concluded.

Conference Call Webcast
Ashland will host a live webcast of its second-quarter conference call with securities analysts at 9 a.m. EDT Wednesday, April 27, 2016. The webcast and supporting materials will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
This news release includes certain non-GAAP (Generally Accepted Accounting Principles) measures. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. Management believes the use of such non-GAAP measures assists investors in understanding the ongoing operating performance of the company and its segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
Ashland Inc. (NYSE: ASH) is a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. Through our three business units – Ashland Specialty Ingredients, Ashland Performance Materials and Valvoline – we use good chemistry to make great things happen for customers in more than 100 countries. Visit ashland.com to learn more.

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C-ASH

Forward-Looking Statements
This news release contains forward-looking statements. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements include statements relating to status of the separation process, the plan to pursue an IPO of up to 20 percent of the common stock of Valvoline and the expected completion of the separation through the subsequent distribution of Valvoline common stock, the expected timing of filing of a registration statement for the registration of common stock of Valvoline in the IPO, the anticipated timing of completion of the planned IPO and subsequent distribution of the remaining Valvoline common stock, and Ashland’s and Valvoline’s expected ratings profiles, capital structures, future financial flexibility and ability to pursue their long-term strategies. In addition, Ashland may from time to time make forward-looking statements in its annual report, quarterly reports and other filings with the Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, including the proposed separation of its specialty chemicals and Valvoline businesses, the proposed IPO of its Valvoline business, the expected timetable for completing the IPO and the separation, the future financial and operating performance of each company, strategic and competitive advantages of each company, the leadership of each company, and future opportunities for each company, as well as the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the possibility that the proposed IPO or separation will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to Ashland’s business in connection with the proposed IPO or separation; the potential that the new Ashland and Valvoline do not realize all of the expected benefits of the proposed IPO or separation or obtain the expected credit ratings following the proposed IPO or separation; Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s ability to generate sufficient cash to finance its stock repurchase plans; severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-Q is filed with the SEC.

SM Service mark, Ashland or its subsidiaries, registered in various countries.
™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2016	2015	2016	2015

Sales	$1,247	$1,350	$2,410	$2,741
Cost of sales	823	925	1,595	1,906
GROSS PROFIT	424	425	815	835
Selling, general and administrative expense	258	203	483	429
Research and development expense	25	25	49	50
Equity and other income (loss)	6	(4)	15	6
OPERATING INCOME	147	193	298	362
Net interest and other financing expense	43	40	85	81
Net loss on divestitures	(2)	(33)	-	(118)
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	102	120	213	163
Income tax expense	15	25	35	27
INCOME FROM CONTINUING OPERATIONS	87	95	178	136
Income (loss) from discontinued operations (net of taxes)	-	129	(2)	121

NET INCOME	$87	$224	$176	$257

DILUTED EARNINGS PER SHARE
Income from continuing operations	$1.38	$1.39	$2.76	$1.95
Income (loss) from discontinued operations	-	1.87	(0.03)	1.73
Net income	$1.38	$3.26	$2.73	$3.68

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	63	69	64	70

SALES
Specialty Ingredients	$529	$583	$1,004	$1,144
Performance Materials	239	286	470	623
Valvoline	479	481	936	974
	$1,247	$1,350	$2,410	$2,741

OPERATING INCOME (LOSS)
Specialty Ingredients	$65	$65	$103	$125
Performance Materials	20	30	43	55
Valvoline	105	82	197	165
Unallocated and other	(43)	16	(45)	17
	$147	$193	$298	$362

Ashland Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	March 31	September 30
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$1,136	$1,257
Accounts receivable	935	961
Inventories	726	706
Other assets	115	169
Total current assets	2,912	3,093

Noncurrent assets
Property, plant and equipment
Cost	4,252	4,144
Accumulated depreciation	2,086	1,962
Net property, plant and equipment	2,166	2,182

Goodwill	2,578	2,486
Intangibles	1,110	1,142
Restricted investments	280	285
Asbestos insurance receivable	171	180
Equity and other unconsolidated investments	64	65
Deferred income taxes	213	212
Other assets	407	409
Total noncurrent assets	6,989	6,961

Total assets	$9,901	$10,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$694	$326
Current portion of long-term debt	55	55
Trade and other payables	519	573
Accrued expenses and other liabilities	434	488
Total current liabilities	1,702	1,442

Noncurrent liabilities
Long-term debt	3,328	3,348
Employee benefit obligations	1,013	1,076
Asbestos litigation reserve	636	661
Deferred income taxes	85	85
Other liabilities	414	405
Total noncurrent liabilities	5,476	5,575

Stockholders’ equity	2,723	3,037

Total liabilities and stockholders' equity	$9,901	$10,054

Ashland Inc. and Consolidated Subsidiaries				Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended		Six months ended
	March 31		March 31
	2016	2015	2016	2015
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income	$87	$224	$176	$257
Loss (income) from discontinued operations (net of taxes)	-	(129)	2	(121)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	85	85	168	170
Debt issuance cost amortization	3	4	6	7
Deferred income taxes	(1)	(3)	1	(13)
Equity income from affiliates	(4)	(4)	(8)	(7)
Distributions from equity affiliates	4	7	9	10
Stock based compensation expense	8	8	17	15
Gain on available-for-sale securities	(2)	-	(4)	-
Net loss on divestitures	2	33	-	118
Impairment of equity investment	-	14	-	14
Pension contributions	(11)	(23)	(15)	(29)
Losses on pension and other postretirement plan remeasurements	23	9	23	9
Change in operating assets and liabilities (a)	(10)	(178)	(125)	(334)
Total cash provided by operating activities from continuing operations	184	47	250	96

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(50)	(43)	(103)	(86)
Proceeds from disposal of property, plant and equipment	1	-	3	1
Purchase of operatons - net of cash acquired	(63)	-	(66)	-
Proceeds from sale of operations or equity investments	15	-	12	106
Funds restricted for specific transactions	-	(320)	-	(320)
Reimbursements from restricted investments	16	-	23	-
Proceeds from the settlement of derivative instruments	-	-	7	-
Purchases of available-for-sale securities	(4)	-	(4)	-
Proceeds from sales of available-for-sale securities	4	-	4	-
Total cash used by investing activities from continuing operations	(81)	(363)	(124)	(299)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Repayment of long-term debt	(22)	-	(36)	-
Proceeds (repayment) from short-term debt	49	(90)	368	(96)
Repurchase of common stock	-	(270)	(500)	(397)
Cash dividends paid	(24)	(23)	(48)	(46)
Excess tax benefits related to share-based payments	(1)	5	(1)	7
Total cash provided (used) by financing activities from continuing operations	2	(378)	(217)	(532)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	105	(694)	(91)	(735)
Cash provided (used) by discontinued operations
Operating cash flows	(8)	361	(19)	277
Investing cash flows	-	12	-	10
Effect of currency exchange rate changes on cash and
cash equivalents	-	(24)	(11)	(34)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	97	(345)	(121)	(482)
Cash and cash equivalents - beginning of period	1,039	1,256	1,257	1,393
CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,136	$911	$1,136	$911

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$62	$61	$123	$121
Performance Materials	13	14	26	30
Valvoline	10	10	19	19
	$85	$85	$168	$170
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$34	$28	$76	$51
Performance Materials	5	4	9	10
Valvoline	9	8	14	18
Unallocated and other	2	3	4	7
	$50	$43	$103	$86

(a) Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries				Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2016	2015	2016	2015
SPECIALTY INGREDIENTS
Sales per shipping day	$8.3	$9.3	$8.0	$9.2
Metric tons sold (thousands)	77.3	82.7	146.0	162.6
Gross profit as a percent of sales (a)	34.6%	31.7%	33.8%	32.2%
PERFORMANCE MATERIALS
Sales per shipping day	$3.7	$4.5	$3.7	$5.0
Metric tons sold (thousands)	116.3	118.3	222.5	247.8
Gross profit as a percent of sales (a)	20.6%	22.7%	21.3%	19.8%
VALVOLINE
Lubricant sales (gallons)	43.7	40.5	84.2	79.5
Premium lubricants (percent of U.S. branded volumes)	44.6%	40.7%	43.9%	39.6%
Gross profit as a percent of sales (a)	40.0%	36.1%	39.2%	34.7%

(a) Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.

Ashland Inc. and Consolidated Subsidiaries					Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended March 31, 2016
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Restructuring and separation costs	$(2)	$-	$-	$(16)	$(18)
Losses on pension and other postretirement plan remeasurements	-	-	-	(23)	(23)
Legal reserve	-	-	-	(5)	(5)
All other operating income	67	20	105	1	193
Operating income (loss)	65	20	105	(43)	147

NET INTEREST AND OTHER FINANCING EXPENSE				43	43

NET LOSS ON DIVESTITURES				(2)	(2)

INCOME TAX EXPENSE (BENEFIT)
Key items				(18)	(18)
All other income tax expense				33	33
				15	15
INCOME (LOSS) FROM CONTINUING OPERATIONS	$65	$20	$105	$(103)	$87

	Three Months Ended March 31, 2015
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Restructuring	$(18)	$-	$-	$-	$(18)
Tax indemnity income	-	-	-	16	16
Losses on pension plan remeasurement	-	-	-	(9)	(9)
Impairment of equity investment	-	-	(14)	-	(14)
All other operating income	83	30	96	9	218
Operating income	65	30	82	16	193

NET INTEREST AND OTHER FINANCING EXPENSE				40	40

NET LOSS ON DIVESTITURES				(33)	(33)

INCOME TAX EXPENSE (BENEFIT)
Key items				(15)	(15)
All other income tax expense				40	40
				25	25
INCOME (LOSS) FROM CONTINUING OPERATIONS	$65	$30	$82	$(82)	$95

Ashland Inc. and Consolidated Subsidiaries				Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
Free cash flow (a)	2016	2015	2016	2015
Total cash flows provided by operating activities
from continuing operations	$184	$47	$250	$96
Adjustments:
Additions to property, plant and equipment	(50)	(43)	(103)	(86)
Free cash flows	$134	$4	$147	$10

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment and other items Ashland has deemed non operational (if applicable).

Ashland Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	March 31
Adjusted EBITDA - Ashland Inc.	2016	2015
Net income	$87	$224
Income tax expense	15	25
Net interest and other financing expense	43	40
Depreciation and amortization (a)	83	83
EBITDA	228	372
Income from discontinued operations (net of taxes)	-	(129)
Net loss on divestitures	-	33
Operating key items (see Table 5)	46	25
Adjusted EBITDA	$274	$301

Adjusted EBITDA - Specialty Ingredients
Operating income	$65	$65
Add:
Depreciation and amortization (a)	60	59
Key items (see Table 5)	2	18
Adjusted EBITDA	$127	$142

Adjusted EBITDA - Performance Materials
Operating income	$20	$30
Add:
Depreciation and amortization	13	14
Key items (see Table 5)	-	-
Adjusted EBITDA	$33	$44

Adjusted EBITDA - Valvoline
Operating income	$105	$82
Add:
Depreciation and amortization	10	10
Key items (see Table 5)	-	14
Adjusted EBITDA	$115	$106

(a)
Depreciation and amortization excludes accelerated depreciation of $2 million for Specialty Ingredients for the three months ended March 31, 2016 and 2015, which is included as a key item within this table.